Exhibit 99.1

REMY INTERNATIONAL, INC. World Headquarters • 2902 Enterprise Drive • Anderson, Indiana 46013

For Immediate Release	August 18, 2004

Contact:	Joe Keever 765-778-6690
Leah Campbell 765-778-6848

Remy International announces the sale of Williams Technologies

ANDERSON, Ind., – Remy International, Inc. today announced the signing of a definitive agreement for the sale of its U.S. transmission remanufacturing operation, Williams Technologies, Inc. (WTI) to Caterpillar, Inc. The business, which is located in Summerville, South Carolina, employs approximately 500 and is responsible for the remanufacturing of automatic transmissions, torque converters, and rotary engines.

“This business has performed very well for us. We believe, however, that it is a better strategic fit with the CAT Reman Business and that as part of Caterpillar, WTI’s customers, employees and other stakeholders will realize even more value”, said Thomas J. Snyder, president and chief executive officer of Remy International.

“This acquisition is an excellent strategic fit, providing an opportunity to leverage Caterpillar’s core strengths to provide remanufacturing services to original equipment manufacturers (OEMs) in the automotive industry,” commented Steve Fisher, general manager of Caterpillar’s Remanufactured Products Group. “We are excited about the opportunity to demonstrate our value to WTI’s current customers, as well as to other OEMs.”

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Williams Technologies will become a wholly owned indirect subsidiary of Caterpillar, Inc. when the transaction closes. “Remy and Caterpillar will make the transition of ownership as seamless as possible from the perspective of our customers, suppliers and employees. This enthusiastic and energetic team of employees will be a great asset to the Caterpillar family of businesses,” said Snyder.

The stock sale by Remy to Caterpillar is expected to conclude by the end of August. Raj Shah, Executive Vice-President and CFO of Remy International said, “This transaction is another step in the commitment of our company to provide resources for growth as we continue to improve our leverage and liquidity.”

Remy International, Inc., headquartered in Anderson, Indiana, is a leading designer, manufacturer, remanufacturer and distributor of electrical, drivetrain/powertrain and related products for automobiles, light-duty trucks, heavy-duty trucks and other heavy-duty off-road and industrial applications. Products include starter motors, alternators, engines, transmissions, torque converters and fuel systems. The Company also provides exchange services for used components, commonly known as cores, for remanufacturers. Remy International, Inc. was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy division, which traces its roots to Remy Electric, founded in 1896.

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